EXHIBIT 10.73

AGREEMENT

THIS AGREEMENT is dated September 30, 2021 (the “Effective Date”)

BETWEEN:

Guided Therapeutics, Inc. (“GTI” or “the Company”), a US registered public company incorporated in the State of Delaware with a registered and records office at 5835 Peachtree Corners East, Suite B Peachtree Corners, GA 30092.

AND:

Richard P. Blumberg an individual with an address at 2356 Hobart Ave SW, Seattle, WA 98116 (“Blumberg”).

WHEREAS the parties entered into an agreement dated July 23, 2019, (when Blumberg was not a Board member) that integrated terms of 2 prior agreements, that described the work Blumberg and Faupel did to raise over $500,000 in bridge financing needed for GTI to continue in operation pending achieving refinancing, that explained that pending refinancing GTI needed additional operational funds without which it will likely cease operations and fail to achieve refinancing, that even with additional funds there were substantial risks of refinancing failure, and that in addition to $141,000 Blumberg lent to GTI in 2019 he would loan $28,000 over the next 5 business days and provide consulting services to GTI;

WHEREAS in exchange for such services and funds GTI agreed to provide as follows:

‐$88,000 over a 17 month period, and

‐950,000 warrants to be issued on or before January 1, 2020 exercisable at 25 cents and fully transferrable

WHEREAS the parties entered into another agreement dated March 10, 2021, that reaffirmed prior agreements between the parties, that noted GTI’s financing efforts to recover its Intellectual Property and reduce its stated liabilities, that described consulting work Blumberg had provided to GTI that explained Blumberg’s loans which were all exchanged into equity to help keep GTI operating, that expressed the parties desire for Blumberg’s continued involvement in the planning and operations of GTI going forward in view of Blumberg’s intimate familiarity with GTI’s technology and business plan, that confirmed unpaid funds for such consulting work, and that specified operating funds GTI needed until it achieves its refinancing goals.

WHEREAS the parties agreed that Blumberg will continue to provide consulting services going forward and up to $350,000 in “non‐refundable” operating funds to GTI;

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WHEREAS in exchange for such services and funds GTI agreed under the 3/10/21 agreement to provide as follows:

1. For the each $100,000 (or pro rata portion thereof) the Company will issue to Blumberg a total of 900,000 warrants (or pro rata portion) and 400,000 shares (or pro rata portion) in four equally divided tranches, based on the following schedule:

(a) 30% (900,000 warrants per $100,000 invested) issued and exercisable no earlier than six months after the close of Series F Unit offering, plus 400,000 shares. This tranche of warrants shall have an exercise price of 30 cents and a three (3) year term after issuance;

(b) 30% (900,000 warrants per $100,000 invested) issued and exercisable no earlier than twelve months after the close of Series F Unit offering, plus 400,000 shares. This tranche of warrants shall have a strike price of 40 cents and a three (3) year term after issuance;

(c) 30% (900,000 warrants per $100,000 invested) issued and exercisable no earlier than eighteen months after the close of Series F Unit offering, plus 400,000 shares. This tranche of warrants shall have a strike price of 50 cents and a three (3) year term after issuance; and

(d) 10% (450,000 warrants per $50,000 invested) issued and exercisable no earlier than twenty‐four months after the close of Series F Unit offering, plus 200,000 shares. This tranche of warrants shall have a strike price of 60 cents and a three (3) year term after issuance;

1 All warrants will expire three years after they are granted.

2 All warrants set forth herein shall be specified as and are fully transferrable.

3 The terms of the 7/23/19 agreement were expressly confirmed and the exercise date on the warrants was extended by 1 year.

WHEREAS Blumberg has continued to provide these consulting services and has delivered to GTI $350,000 in funds;

WHEREAS the $88,000 due Blumberg under the 7/23/19 agreement (and referenced in the 3/10/21 agreement) was exchanged for equity under the terms of the Series F‐2 Preferred Share financing thereby satisfying the cash terms of the 7/23/19;

WHEREAS the Company remains obligated to provide Blumberg with the 950,000 fully transferrable warrants under the 7/23/19 agreement exercisable for 4 years (with 1/1/24 expiration) at 25 cents;

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WHEREAS the parties wish to clarify certain aspects of the 3/10/21 agreement, to the extent they are ambiguous. Such clarifications benefit both parties and no new additional consideration is necessary.

IT IS AGREED BY THE PARTIES AS FOLLOWS:

A. With the exception of the terms and conditions amended below, all other terms of the 3/10/21 agreement, whether or not stated herein, are to remain in effect.

B. The $350,000 Blumberg provided to GTI was not, and was not intended to be, debt; GTI owes none of those funds to Blumberg; and GTI has not, and never did have an, obligation whatsoever to repay those funds in cash.

D. With regard to the 3/10/21 agreement, both Blumberg and the Company desire to modify certain terms and conditions of that agreement, specifically with regard to the warrants and shares due Blumberg under the 3/10/21 agreement, which shall be amended according to the following schedule and predicated on a financing or series of financings of any kind (e.g., debt, equity, grant) or the receipt of at least $1 Million in gross sales resulting in gross proceeds of at least $1 Million to the Company (herein “Funding Receipts”).

(i) 400,000 common shares of the Company’s stock and 900,000 warrants issued and exercisable 6 months after Funding Receipts. This tranche of warrants shall have an exercise price of 30 cents and a three (3) year term after issuance;

(ii) 400,000 common shares of the Company’s stock and 900,000 warrants issued and exercisable 12 months after Funding Receipts. This tranche of warrants shall have an exercise price of 30 cents and a three (3) year term after issuance;

(iii) 400,000 common shares of the Company’s stock and 900,000 warrants issued and exercisable 18 months after Funding Receipts. This tranche of warrants shall have an exercise price of 30 cents and a three (3) year term after issuance; and

(iv) 400,000 common shares of the Company’s stock and 900,000 warrants issued and exercisable 24 months after Funding Receipts. This tranche of warrants shall have an exercise price of 30 cents and a three (3) year term after issuance;

(v) The 950,000 fully transferrable warrants from the7/23/19 agreement shall be issued no later than 90 days after Funding Receipts, with a 1/1/24 expiration date and priced at 25 cents.

E. In the event of a stock split whereby the price of the Company’s stock is adjusted, the shares and warrants described in Section D above shall also be adjusted proportionately. All warrants described in Section D above shall require cash payment for exercise, either wired or sent to the Company by check, i.e., the warrants described in Section D above shall not have a cashless exercise option.

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F. In the event that the Company fails to grant the shares and warrants to Blumberg pursuant to the schedule above, Blumberg shall inform the Company in writing, at which time the Company shall have 30 days to cure the breach by issuing the required shares and warrants to Blumberg. If the Company fails to cure the breach, Blumberg shall have the right bring any action against the company to obtain such shares and warrants.

G. This Agreement may be signed in counterparts, each of which so Signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

An electronic copy of an originally executed copy of this Agreement shall be accepted as an original.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the Effective Date.

GTI

/s/ Gene S. Cartwright, CEO

By: Gene S. Cartwright

Date: September 30, 2021

Blumberg

/s/ Richard P. Blumberg, Esq.

By: Richard P. Blumberg

Date: September 30, 2021

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